Exhibit 99.1

Praxair Announces Price Increases Effective July 15, 2014

DANBURY, Conn.--(BUSINESS WIRE)--July 1, 2014--Praxair, Inc. (NYSE:PX) is notifying bulk and packaged industrial, medical, and specialty gas customers in the United States, Canada, and Puerto Rico of price increases, effective July 15, 2014, or as contracts permit, as follows:

  Up to 15% for nitrogen, oxygen, hydrogen, helium, and carbon dioxide
  Up to 10% for facility fees or monthly bulk product charges and cylinder rental rates
  Up to 10% on hardgoods

Price adjustments will vary as permitted by individual supply contracts.

These adjustments are required to offset continuing escalation of costs for production, distribution, feedstock sourcing and other operational factors. Praxair continues to invest to support the growth of its customers and maintain reliable supply.

About Praxair

Praxair, Inc., a Fortune 250 company with 2013 sales of $12 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media:
Kristen McCarthy, 203-837-2371
or
Investor Relations:
Kelcey Hoyt, 203-837-2118